ALPS DISTRIBUTORS, INC.

AMENDMENT NO. 3 TO

SUB-PLACEMENT AGENT AGREEMENT

October 1, 2022

UBS Securities LLC

1285 Avenue of the Americas
New York, New York 10019

Ladies and Gentlemen:

Reference is made to the Sub-Placement Agent Agreement dated December 4, 2020, Amendment No. 1 to the Sub-Placement Agent Agreement dated September 21, 2021, and Amendment No. 2 to the Sub-Placement Agent Agreement dated January 27, 2022 (together, the “Sub-Placement Agent Agreement”), by and between UBS Securities LLC, as sub-placement agent (the “Agent”), and ALPS Distributors, Inc. (the “Distributor”), regarding the offer and sell up to 8,196,130 shares of beneficial interest, no par value, of the RiverNorth Opportunities Fund, Inc. (the “Fund”), a Maryland corporation, from time to time, through the Agent, in transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act of 1933, as amended.

A.   Amendment to Sub-Placement Agent Agreement. The Sub-Placement Agent Agreement is amended as follows, effective as of the date hereof:

1.    The second sentence of Section 1(a) of the Sub-Placement Agent Agreement is hereby deleted and replaced in its entirety with the following:

“Promptly after the Fund together with the Distributor or the Agent have determined the maximum amount of the Shares to be distributed by the Distributor for any Offering Date, which shall not in any event exceed the amount available for issuance under the currently effective Registration Statement (as defined herein) (the "Maximum Daily Amount"), and the minimum price per Share below which the Shares may not be sold by the Agent on any Offering Date (the "Minimum Daily Price"), the Distributor and the Fund’s investment adviser, RiverNorth Capital Management, LLC, shall advise the Agent of the Maximum Daily Amount and the Minimum Daily Price.”

B. No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Sub- Placement Agent Agreement shall continue in full force and effect.

C. Counterparts. This Amendment may be signed by the parties in one or more counterparts which together shall constitute one and the same agreement among the parties.

D. Governing Law. This Amendment and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Amendment, directly or indirectly, shall be governed by Section 12 of the Sub-Placement Agent Agreement.

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If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

ALPS DISTRIBUTORS, INC.

By:	/s/ Stephen Kyllo
Name: Stephen Kyllo Title: SVP & Director

ACCEPTED as of the date first above written:

UBS SECURITIES LLC.

By:	/s/ Saawan Pathange
Name: Saawan Pathange Title: Managing Director

By:	/s/ YiLin Anderson
Name: YiLin Anderson Title: Executive Director

[Signature Page to Amendment No. 3 to Sub-Placement Agent Agreement for RiverNorth Opportunities Fund, Inc.]